Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ZORAN CORPORATION

                I, Levy Gerzberg, President of Zoran Corporation, a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), DO HEREBY CERTIFY as follows:

                1.             This amendment to the Restated Certificate of Incorporation set forth in the following resolution has been approved by the Corporation’s Board of Directors.

                2.             Article IV, Paragraph (A) of the Restated Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

“The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock,” respectively.  The number of shares of Common Stock authorized to be issued is 105,000,000 shares, $.001 par value per share, and the number of shares of Preferred Stock authorized to be issued is 3,000,000 shares, $.001 par value per share.”

                3.             This Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

                IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its President on this          day of August, 2003.

/s/ Levy Gerzberg
President and Chief Executive Officer